UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. ___)

                             	Medicsight Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    58470A205
                                 (CUSIP Number)

				5 October 2006
             (Date of Event Which Requires Filing of this Statement)

   |_| Rule 13d-1(b)
   |X| Rule 13d-1(c)
   |_| Rule 13d-1(d)

                                  SCHEDULE 13G

-------------------
CUSIP No. 58470A205
-------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     VHC International Limited
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Jersey, C.I
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,739,133
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,739,133
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,739,133
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.61% (based on 38,900,500 shares outstanding)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------
CUSIP No. 58470A205
-------------------

Item 1.	Issuer

	(a) Name of issuer is Medicsight Inc.
	(b) Address of issuer is 46 Berkely Square, London, UK

Item 2.	Reporting Person

	(a) The name of reporting person is VHC International Limited
	(b) Adress of principal business office is 4th Floor, Charter Place, 23-27 Seaton Place. St Helier, Jersey, JE2 3QL
	(c) VHC International Limited is a limited company incorporated in Jersey
	(d) The title of of the class of securities is Common Stock
	(e) CUSIP number is 58470A205

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b)
	or (c), Check Whether the Person Filing is a:

      	(a) |_| Broker or dealer registered under Section 15 of the Act (15U.S.C. 78o).

      	(b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      	(c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15U.S.C. 78c).

      	(d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      	(e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

      	(f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      	(g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      	(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      	(i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      	(j)   |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

	Not Applicable

Item 4.	Ownership

	(a) Amount beneficially owned is 3,739,133
	(b) Percent of class is 9.61%
	(c) 	(i)   Sole power to vote or to direct to vote:
		      3,739,133
		(ii)  Shared power to vote or to direct to vote:
		(iii) Sole power to dispose or to direct the disposition of:
		      3,739,133
		(iv)  Shared power to dispose or to direct the disposition of:

Item 5.	Ownership of Five Percent or Less of a Class

	If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |__|

      Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
        the Security Being Reported on By the Parent Holding Company or Control Person.

      Not Applicable.


Item 8. Identification and Classification of Members of the Group.

      Not Applicable.

Item 9. Notice of Dissolution of Group.

      Not Applicable.

Item 10. Certification

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	Dated: 06 October 2006

							By: Grant Loon
							   ---------------------------

						     Title: Director
							   ---------------------------